Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER OF 2014; COMPLETES ACQUISITION OF 64 BURGER KING® RESTAURANTS

Syracuse, New York — (Business Wire) — November 5, 2014 — Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the third quarter ended September 28, 2014.

The Company also announced that on November 4, 2014 it completed the previously announced acquisition of 64 BURGER KING® restaurants from certain subsidiaries of Heartland Food LLC. The acquired restaurants are located in or around Nashville, TN (27 restaurants), Springfield, IL (11 restaurants), Terre Haute, IN (15 restaurants), Evansville, IN (7 restaurants), and other nearby markets (4 restaurants). This expands the Company's operations into a number of new markets including two additional states.

Highlights for the third quarter of 2014 versus the third quarter of 2013 include:

▪
Restaurant sales increased 6.8% to $179.8 million , including $7.8 million in sales from 29 BURGER KING® restaurants that were acquired in 2014 through the end of the third quarter, from $168.3 million in the prior year period;

▪	Comparable restaurant sales increased 3.3% compared to a 0.4% increase in the prior year period;

▪	Net loss was reduced to $1.7 million, or $0.05 per diluted share, compared to a net loss of $2.8 million, or $0.12 per diluted share, in the prior year period;

▪
The net loss included acquisition and integration costs in the third quarter of 2014 as well as impairment and other lease charges in both years. Such charges totaled $1.2 million ($0.02 per diluted share after tax) in the third quarter of 2014 and $1.1 million ($0.03 per diluted share after tax) in the prior year period;

▪
Restaurant-Level EBITDA (a non-GAAP financial measure) increased $1.9 million to $20.5 million from $18.6 million in the prior year period and Restaurant-Level EBITDA margin increased 34 basis points to 11.4%; and

▪
Adjusted EBITDA (a non-GAAP financial measure) increased $1.0 million to $11.1 million from $10.1 million in the prior year period. (Please refer to the reconciliation of Adjusted EBITDA to net loss and Restaurant-Level EBITDA to income (loss) from operations in the tables at the end of this release).

As of September 28, 2014, Carrols owned and operated 581 BURGER KING® restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, “Sales trends improved in the third quarter of 2014 as we posted a solid 3.3% increase in comparable restaurant sales; our best quarter in almost two years. This reflected continued traction from the 2 for $5 menu promotions and success of the limited-time return and promotion of Chicken Fries. Despite the headwind from a 32% increase in beef costs from the third quarter of 2013, we also increased Restaurant-Level EBITDA, Restaurant-Level EBITDA Margin and Adjusted EBITDA due to operational improvements made over the past year at the restaurants acquired from Burger King Corporation in 2012. We are further encouraged by robust October sales trends from our recent $1.49 Chicken Nuggets promotion."

Accordino continued, “We have aggressively expanded our ownership of BURGER KING® restaurants over the past few months. Inclusive of our 64 restaurant acquisition completed yesterday, we have acquired a total of 123 restaurants since the end of April 2014 and are now operating 675 BURGER KING® restaurants across 15 states. Our near-term attention will turn to the integration of these recently acquired restaurants as we implement our operating systems and focus on improving the operating and financial performance of these restaurants. We believe that there will continue to be opportunities to acquire additional restaurants in the future as we execute on our longer-term growth plan.”

Third Quarter 2014 Financial Results
Restaurant sales increased 6.8% to $179.8 million in the third quarter of 2014 compared to $168.3 million in the third quarter of 2013. The growth in restaurant sales included $7.8 million in sales from the 29 BURGER KING® restaurants that were acquired in 2014 through the end of the third quarter along with a comparable restaurant sales increase of 3.3%. The comparable restaurant sales increase included a 2.7% increase at legacy restaurants and a 4.0% increase at the restaurants acquired from BKC in 2012. Average check was 8.0% higher while customer traffic declined 4.7%. Guest traffic was lower in part due to fewer low-price promotions compared to the third quarter of 2013, and the absence of similar tactics this year increased the average check.

Restaurant-Level EBITDA increased 10.2%, or $1.9 million, to $20.5 million in the third quarter of 2014, including a $0.8 million contribution from restaurants acquired in 2014, compared to Restaurant-Level EBITDA of $18.6 million in the prior year period. Restaurant-Level EBITDA margin increased 34 basis points to 11.4% of restaurant sales as a 223 basis point improvement at the restaurants acquired in 2012 offset a 109 basis point decline at the Company's legacy restaurants. This overall improvement in Restaurant-Level EBITDA margin was despite an approximate 200 basis point negative impact from a 32% increase in beef costs during the same period.

General and administrative expenses were $10.0 million in the third quarter of 2014 (5.6% of restaurant sales) compared to $8.7 million in the third quarter of 2013 (5.2% of restaurant sales). Such expenses in the third quarter of 2014 included $0.4 million in acquisition and integration costs.

Adjusted EBITDA increased 9.9%, or $1.0 million, to $11.1 million from $10.1 million in the third quarter of 2013, and Adjusted EBITDA margin increased to 6.2% of restaurant sales during the third quarter of 2014 compared to 6.0% in the prior year period.

Interest expense was flat at $4.7 million in the third quarter of 2014 compared to the prior year period.

The net loss in the third quarter of 2014 was $1.7 million, or $0.05 per diluted share, including acquisition and integration costs and impairment and other lease charges of $1.2 million, or $0.02 per diluted share after tax. The effective tax benefit in the third quarter of 2014 included a benefit of $1.2 million, or $0.03 per share, for additional 2013 Work Opportunity Tax Credits (WOTC) not approved until 2014 due to a lag in certification by the respective state agencies. Net loss in the third quarter of 2013 was $2.8 million, or $0.12 per diluted share, including impairment and other lease charges of $1.1 million, or $0.03 per diluted share after tax.

Acquisition Summary
To date in 2014, the Company has acquired 123 BURGER KING® restaurants as summarized below:

•	On April 30, 2014, Carrols purchased four restaurants in Fort Wayne, IN;

•	On June 30, 2014, Carrols purchased four restaurants in the Pittsburgh, PA market;

•	On July 22, 2014, Carrols purchased 21 restaurants in or around Rochester, NY and the Southern Tier region of Western New York State;

•	On October 8, 2014, Carrols purchased 30 restaurants in Eastern North Carolina; and

•	On November 4, 2014, Carrols purchased 64 restaurants located primarily in the Nashville, TN, Springfield, IL, Terre Haute, IN and Evansville, IN markets.

As of November 5, 2014, Carrols owned and operated 675 BURGER KING® restaurants.

2014 Guidance
The Company has updated its 2014 guidance as follows:

▪	Total restaurant sales of $690 million to $700 million (compared to $665 million to $675 million previously estimated);

▪	Comparable restaurant sales increase of 0% to 1% (compared to -1% to 0% previously estimated);

▪	A commodity cost increase of approximately 5% which has risen primarily because of persistently high beef costs (compared to 3% to 4% previously estimated);

▪	General and administrative expenses of approximately $37 million to $39 million (unchanged and excluding stock compensation costs);

▪	Adjusted EBITDA of $36 million to $38 million (compared to $36 million to $40 million previously estimated);

▪	An effective income tax benefit of 36% to 38% excluding non-recurring 2013 WOTC adjustments recorded in the third quarter of 2014 and any WOTC for 2014 (compared to 33% to 35% previously estimated);

▪
Capital expenditures, excluding acquisitions, of approximately $55 million to $58 million (compared to $51 million to $54 million previously estimated) including $38 million to $40 million for remodeling a total of 100 to 110 restaurants and $4 million for costs to scrape and rebuild three restaurants;

▪
Cash expenditures totaling approximately $50.9 million (excluding inventory) for the purchase of 123 BURGER KING® restaurants which includes approximately $14.6 million for the purchase of real estate;

▪
Sale/leasebacks of real estate are expected to generate approximately $16 million to $18 million of gross proceeds (including a number of fee properties purchased as part of the Company's 2014 acquisitions); and

▪	12 restaurant closings in 2014 (excluding relocations) with an additional 6 to 8 restaurants scheduled to close at the beginning of 2015 (compared to 15 to 20 closings previously estimated).
Accordino concluded, “We expect overall sales trends for 2014 to be better than our previous estimates. Our updated guidance also reflects the additional restaurants that we’ve acquired this year along with the impact of persistently higher beef costs and increased promotional activity in the fourth quarter. We also continue to move forward with our aggressive remodeling program, and expect to complete 100 to 110 remodels in 2014. We anticipate that approximately 300 to 310 of our restaurants will have been updated to Burger King Corporation's 20/20 restaurant image by year-end.”
Conference Call Today
Daniel T. Accordino, Chief Executive Officer, and Paul Flanders, Chief Financial Officer, will host a conference call to discuss third quarter 2014 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 888-401-4669 or for international callers by dialing 719-457-2661. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or for international callers by dialing 719-457-0820; the passcode is 1875322. The replay will be available until Wednesday, November 12, 2014. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.
About the Company
Carrols Restaurant Group, Inc. is the largest BURGER KING® franchisee in the world with 675 restaurants as of November 5, 2014 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.
Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may”, “might”, “believes”, “thinks”, “anticipates”, “plans”, “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Restaurant sales	$179,822	$168,312	$499,858	$497,969
Costs and expenses:
Cost of sales	55,169	51,125	148,606	152,626
Restaurant wages and related expenses	56,023	52,395	159,764	156,727
Restaurant rent expense	12,205	11,779	35,269	35,357
Other restaurant operating expenses	29,179	26,973	82,264	80,756
Advertising expense	6,794	7,476	20,621	22,496
General and administrative expenses (b)	10,031	8,740	28,923	27,342
Depreciation and amortization	9,318	8,536	27,121	24,990
Impairment and other lease charges	773	1,079	1,822	3,907
Other income	—	—	25	(185)
Total costs and expenses	179,492	168,103	504,415	504,016
Income (loss) from operations	330	209	(4,557)	(6,047)
Interest expense	4,683	4,708	14,080	14,130
Loss before income taxes	(4,353)	(4,499)	(18,637)	(20,177)
Benefit for income taxes	(2,632)	(1,737)	(7,555)	(8,720)
Net loss	$(1,721)	$(2,762)	$(11,082)	$(11,457)

Basic and diluted net loss per share	$(0.05)	$(0.12)	$(0.37)	$(0.50)
Basic and diluted weighted average common shares outstanding (c)	34,797	23,021	29,572	22,930

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine months ended September 28, 2014 and September 29, 2013 each included thirteen and thirty-nine weeks, respectively.

(b)
General and administrative expenses include stock-based compensation expense of $296 and $302 for the three months ended September 28, 2014 and September 29, 2013, respectively, and $883 and $899 for the nine months ended September 28, 2014 and September 29, 2013, respectively. General and administrative expenses for the nine months ended September 29, 2013 included $85 of costs related to the Company's litigation with the EEOC that was settled in January 2013.

(c)
Shares issuable for convertible preferred stock and non-vested restricted stock were not included in the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Restaurant Sales: (a)
Legacy restaurants	$96,861	$94,307	$274,394	$275,383
Restaurants acquired in 2012	75,180	74,005	216,880	222,586
Restaurants acquired in 2014	7,781	—	8,584	—
Total restaurant sales	$179,822	$168,312	$499,858	$497,969
Change in Comparable Restaurant Sales (b)	3.3%	0.4%	(0.4)%	0.7%

Average Weekly Sales per Restaurant: (c)
Legacy restaurants	25,799	25,069	24,317	24,222
Restaurants acquired in 2012	22,039	21,008	20,989	20,901
Restaurants acquired in 2014	26,695	—	26,502	—

Restaurant-Level EBITDA: (d)
Legacy restaurants	13,630	14,295	36,356	38,692
Restaurants acquired in 2012	6,014	4,269	16,136	11,315
Restaurants acquired in 2014	808	—	842	—
Total restaurant-Level EBITDA	20,452	18,564	53,334	50,007

Restaurant-Level EBITDA margin: (d)
Legacy restaurants	14.1%	15.2%	13.2%	14.1%
Restaurants acquired in 2012	8.0%	5.8%	7.4%	5.1%
Restaurants acquired in 2014	10.4%		9.8%
Restaurant-Level EBITDA Margin	11.4%	11.0%	10.7%	10.0%

Adjusted EBITDA (d)	11,129	10,126	25,955	23,834
Adjusted EBITDA margin (d)	6.2%	6.0%	5.2%	4.8%

Number of Company-Owned Restaurants:
Restaurants at beginning of period	560	566	564	572
New restaurants	—	—	1	—
Acquired restaurants	25	—	29	—
Closed restaurants	(4)	(2)	(13)	(8)
Restaurants at end of period	581	564	581	564

	At 9/28/2014	At 12/29/2013
Long-term debt (e)	$158,730	$160,536
Cash (including $20 million of restricted cash)	63,309	28,302

(a)
Restaurants acquired in 2012 represent the restaurants acquired from Burger King Corporation on May 30, 2012. Legacy restaurants refer to the Company's Burger King restaurants owned prior to 2012. Restaurants acquired in 2014 represent the 29 restaurants acquired in 2014.

(b)	Restaurants are generally included in comparable restaurant sales after they have been open or owned by the Company for 12 months.

(c)	Average weekly restaurant sales are derived by dividing restaurant sales by the average number of restaurants operating during the period.

(d)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, and Restaurant-Level EBITDA margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net loss and to the Company's reconciliation of Restaurant-Level EBITDA to income (loss) from operations for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales for the respective group of restaurants.

Carrols Restaurant Group, Inc.
Supplemental Information

(e)
Long-term debt (including current portion) at September 28, 2014 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,201 of lease financing obligations and $7,529 of capital lease obligations. Long-term debt (including current portion) at December 29, 2013 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,200 of lease financing obligations and $9,336 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net loss	$(1,721)	$(2,762)	$(11,082)	$(11,457)
Benefit for income taxes	(2,632)	(1,737)	(7,555)	(8,720)
Interest expense	4,683	4,708	14,080	14,130
Depreciation and amortization	9,318	8,536	27,121	24,990
EBITDA	9,648	8,745	22,564	18,943
Impairment and other lease charges	773	1,079	1,822	3,907
Acquisition and integration costs	412	—	686	—
EEOC litigation and settlement costs	—	—	—	85
Stock compensation expense	296	302	883	899
Adjusted EBITDA	$11,129	$10,126	$25,955	$23,834

Reconciliation of Restaurant-Level EBITDA: (a)
Restaurant-Level EBITDA (a)	$20,452	$18,564	$53,334	$50,007
Less:
General and administrative expenses	10,031	8,740	28,923	27,342
Depreciation and amortization	9,318	8,536	27,121	24,990
Impairment and other lease charges	773	1,079	1,822	3,907
Other expense (income)	—	—	25	(185)
Income (loss) from operations	$330	$209	$(4,557)	$(6,047)

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA and Restaurant-Level EBITDA which are non-GAAP financial measures. EBITDA represents net income (loss) from operations, before benefit for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs, EEOC litigation and settlement costs and stock compensation expense. Restaurant-Level EBITDA represents income (loss) from operations before general and administrative expenses, depreciation and amortization, impairment and other lease charges, and other income and expense.

We are presenting Adjusted EBITDA and Restaurant-Level EBITDA because we believe that they provide a more meaningful comparison than EBITDA of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other income and expense which are not directly related to restaurant operations. Management believes that Adjusted EBITDA and Restaurant-Level EBITDA, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA and Restaurant-Level EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net loss, income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net loss and EBITDA and Adjusted EBITDA and between Restaurant-Level EBITDA and income (loss) from operations.